SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO

FILED PURSUANT TO RULE 13d-2

(Amendment No.   )*

ONSTREAM MEDIA CORPORATION

(Name of Issuer)

Common Stock, par value $.0001 per share

(Title of Class of Securities)

682875109

(CUSIP Number)

July 2, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 682875109	13G	Page 2 of 10 Pages

1.	NAME OF REPORTING PERSONS
Sigma Capital Advisors, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5.	SOLE VOTING POWER	1,250,000
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY
EACH	7.	SOLE DISPOSITIVE POWER	1,250,000
REPORTING
PERSON WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,250,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO – Limited Liability Company

CUSIP No. 682875109	13G	Page 3 of 10 Pages

1.	NAME OF REPORTING PERSONS
Sigma Capital Partners, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5.	SOLE VOTING POWER	1,250,000
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY
EACH	7.	SOLE DISPOSITIVE POWER	1,250,000
REPORTING
PERSON WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,250,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO – Limited Liability Company

CUSIP No. 682875109	13G	Page 4 of 10_Pages

1.	NAME OF REPORTING PERSONS
Thom Waye

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A

NUMBER OF	5.	SOLE VOTING POWER	1,250,000
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY
EACH	7.	SOLE DISPOSITIVE POWER	1,250,000
REPORTING
PERSON WITH	8.	SHARED DISPOSITIVE POWER

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,250,000

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS) ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.9%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Item 1(a).	Name of Issuer:

Onstream Media Corporation

Item 1(b).	Address of Issuer's Principal Executive Offices:

1291 SW 29th Avenue, Pompano Beach, Florida 33069

Item 2(a).	Name of Person Filing:

(i)	Sigma Capital Advisors, LLC, which serves as the managing member of Sigma Opportunity Fund II, LLC.
(ii)	Sigma Capital Partners, LLC, which is the sole member of Sigma Capital Advisors, LLC.
(iii)	Thom Waye, who is the sole member of Sigma Capital Partners, LLC.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

Each of the reporting persons has a business address of:

800 Third Avenue, Suite 1701, New York, New York 10022.

Item 2(c).	Citizenship:

(i)	Sigma Capital Advisors, LLC – Delaware
(ii)	Sigma Capital Partners, LLC – Delaware
(iii)	Thom Waye – United States of America

Item 2(d).	Title of Class of Securities:

Common Stock, par value $.0001 per share

Item 2(e).	CUSIP Number

682875109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)J.

(k)	☐	Group, in accordance with Rule 13d-1 (b) (1) (ii) (K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issue identified in Item 1.

(i)	Sigma Capital Advisors, LLC
	(a) Amount Beneficially Owned:	1,250,000
	(b) Percent of Class:	5.9%
	(c) Number of shares as to which such person has:
	(i) sole power to vote or to direct the vote:	1,250,000
	(ii) shared power to vote or to direct vote:
	(iii) sole power to dispose or to direct the disposition of:	1,250,000
	(iv) shared power to dispose or to direct the disposition of:

(ii)	Sigma Capital Partners, LLC
	(a) Amount Beneficially Owned:	1,250,000
	(b) Percent of Class:	5.9%
	(c) Number of shares as to which such person has:
	(i) sole power to vote or to direct the vote:	1,250,000
	(ii) shared power to vote or to direct vote:
	(iii) sole power to dispose or to direct the disposition of:	1,250,000
	(iv) shared power to dispose or to direct the disposition of:

(iii)	Thom Waye
	(a) Amount Beneficially Owned:	1,250,000
	(b) Percent of Class:	5.9%
	(c) Number of shares as to which such person has:
	(i) sole power to vote or to direct the vote:	1,250,000
	(ii) shared power to vote or to direct vote:
	(iii) sole power to dispose or to direct the disposition of:	1,250,000
	(iv) shared power to dispose or to direct the disposition of:

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 6, 2014

SIGMA CAPITAL ADVISORS, LLC

/s/ Thom Waye
(Signature)

Thom Waye, Manager
(Name and Title)

SIGMA CAPITAL PARTNERS, LLC

/s/ Thom Waye
(Signature)

Thom Waye, Sole Member
(Name and Title)

/s/ Thom Waye
(Signature)

Thom Waye
(Name and Title)